Ceramics Process Systems Corporation
Grant Bennett, President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES FIRST QUARTER 2006 RESULTS

Chartley, Massachusetts, May 12, 2006. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced quarterly revenue of $2.5 million and net income of $324 thousand or $0.03 per basic and diluted common share for the fiscal quarter ended April 1, 2006. This compares with revenue of $1.4 million and a net loss of $57 thousand or $0.00 per basic and diluted share for the fiscal quarter ended March 26, 2005.

Grant Bennett, President, said, "Q1 2006 revenues were a record high for CPS. Q1 2006 revenues were up 76% compared to Q1 2005 revenues, and up 16% compared with Q4 2005 revenues. Often Q1 revenues have been lower than Q4 revenues of the previous year, this was not the case this year. Demand was up in all three of our primary product families: heat spreaders for flip-chip packaging, components for cellular basestations, and components for motor controllers. We believe demand was up due to both growth in these specific applications, and due to an overall improvement in the economy. Profitability increased significantly as a result of increased demand, an improved pricing environment compared to the same period a year ago, a more profitable product mix and continued cost management."

"Looking forward, we are excited that AlSiC continues to further penetrate existing markets and CPS achieved important design wins in these existing markets in Q1 2006. We do expect some quarter-to-quarter volatility in demand due to the timing of individual customer programs. However, in total, customer-provided forecasts as of the end of Q1 2006 suggest that demand should continue through the rest of this year at levels similar to Q1; there is of course no guarantee this will be the case," said Bennett.

"We are also excited about potential new end markets for AlSiC. We seek to identify new end markets for AlSiC on an ongoing basis and we maintain a portfolio of potential new applications and end markets that have passed our initial evaluation. Currently there are four opportunities in that portfolio and in Q1 2006 there were positive developments of significance in all four of these potential new end markets. One of the four areas is robotic arms for capital equipment; in Q1 2006 we began our initial production shipments of AlSiC robotic arms. Three of these potential new end markets, including the robotic arms for capital equipment, are structural in nature where the superior stiffness-to-weight ratio of AlSiC compared to steel provides meaningful performance improvements," said Bennett.

Ceramics Process Systems designs and develops advanced material technologies, and manufactures metal-matrix components and assemblies for the electronics, robotics and other industries.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2006 or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS
CORPORATION
(CPS) (OTC BULLETIN BOARD: CPSX)

Quarter Ended:	April 1, 1006	March 25, 2005

Revenues	$2,506,824	$1,424,480

Net income (loss)	$ 323,817	$ (57,056)

Basic and diluted income (loss) per share	$ 0.03	$ (0.00)

Weighted average basic shares	12,329,193	12,293,209

Weighted average diluted shares	12,878,825	12,293,209